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                                                                    Exhibit 10.3

                     AMENDMENT NO. 3 TO THE MASTER SERVICES
                          AND SUPPLY AGREEMENT BETWEEN
                     FORD MOTOR COMPANY AND PEOPLEPC, INC.


     This Amendment No. 3 ("Third Amendment") is made effective this 18th day of July, 2001, by and between Ford Motor Company ("Ford"), a Delaware corporation, located at The American Road, Dearborn, Michigan 48126, and PeoplePC, Inc. ("PeoplePC"), a Delaware corporation with offices at 100 Pine Street, Suite 1100, San Francisco, California 94111.

     WHEREAS, Ford and PeoplePC entered into a Master Services and Supply Agreement dated April 4, 2000 (the "Master Agreement"), relating to the Ford Employee Connectivity Program ("FECP"); and

     WHEREAS, on September 29, 2000, PeoplePC, Ford, and Ford Motor Credit Company ("Ford Credit") entered into an "Addendum to Master Services and Supply Agreement," pursuant to which PeoplePC agreed to make Ford Motor Credit Company the exclusive provider of Financial Services presented to customers under a customer and dealer employee program contemplated by Ford and Ford Credit; and

     WHEREAS, on June 30, 2000, PeoplePC and Ford entered into "Amendment No. 1" to the Master Agreement, pursuant to which Ford entered into several financial commitments necessary for PeoplePC to obtain financing for the FECP; and

     WHEREAS, on July 14, 2000, PeoplePC and Ford restated Amendment No. 1; and

     WHEREAS, on July 18, 2000, PeoplePC and Ford further restated Amendment No. 1; and

     WHEREAS, on March 19, 2001, PeoplePC and Ford entered into Amendment No. 2 to the Master Agreement (Upgrade Rebates); and

     WHEREAS, PeoplePC has incurred expenses in preparing for rollouts of the FECP in countries other than the United States (the "International Rollout Expenses"); and

     WHEREAS, PeoplePC has asserted a claim against Ford under the Master Agreement as detailed in the PeoplePC invoice number 1226CCC01 dated December 26, 2000 (the "Additional Costs"); and

     WHEREAS, Ford and PeoplePC wish to settle all past, present, and future claims related to the International Rollout Expenses, Additional Costs, and products supplied and services rendered by PeoplePC prior to the effective date of this Third Amendment; and

     WHEREAS, the parties wish further to amend the Master Agreement;

     NOW, THEREFORE, the parties agree to amend the Master Agreement as follows:

        1.  The following sections will be deleted from the Master Agreement:
2.3; 3.1 through 3.4; 4.1; 4.2; 5.2; 6.3; and 6.5. No surviving provision of the Master Agreement, as
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amended, will be construed to obligate Ford after the effective date of this
Amendment to purchase PeoplePC Solutions from PeoplePC, or to limit Ford in purchasing similar products and services elsewhere.

     2.  Settlement of Claims.
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          a.  Ford will promptly pay to PeoplePC the amount of $6,600,000, in full and complete satisfaction of any obligation or duty owed by Ford and/or the Ford Affiliates (and any claim arising out of a breach of such obligation or duty) relating to (i) the International Rollout Expenses; (ii) damages and costs incurred by PeoplePC in preparing for the rollout of the FECP in any country in the world, or relating to Ford's cancellation or deferment of any such rollout;
(iii) the Additional Costs; and (iv) products supplied and services rendered by PeoplePC under the Master Agreement prior to the effective date of this Third Amendment, excepting only (A) obligations to pay Ford's portion of the unpaid and outstanding purchase prices of any PeoplePC Solutions sold and delivered under the Master Agreement; (B) Ford's liability under Section 8(c) of Exhibit A to the Master Agreement; and (C) payment of invoice no. 1100-04 dated July 9, 2001, in the amount of $35, 920.81.

          b. Upon execution of this Third Amendment, Ford will promptly pay to PeoplePC the amounts referred to in Section 2.a(iv)(C) above.

     3.  Rescission of May 9, 2001 Letter.  Ford hereby rescinds that certain
         --------------------------------
letter dated May 9, 2001, from Marv Adams to Nick Grouf, without any prejudice to the future assertion of the claims or assertions presented therein.

     4.  Sales Taxes.
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          a.  The following words are added to the end of Section 8(c) of
         Exhibit A:

         "Ford and Ford Affiliates will have no liability for interest and penalties imposed by any taxing authority regarding the obligations of this Paragraph, except to the extent that such interest and penalties are caused by the actions or omissions of Ford."

               b. The following Paragraphs shall be added under Section 8 "Invoices, Payment" of Exhibit A:

               "Notwithstanding that certain letter dated May 7, 2001 from Michael Radojevic to Nick Grouf, Ford acknowledges that it will reimburse PeoplePC for any sales tax liability (excluding any applicable interest and/or penalties) legally assessed against PeoplePC by California and/or any other state on sales transactions under the Master Agreement. Such reimbursement will extend to sales taxes that may be assessed against PeoplePC both on the purchase price of PeoplePC's "Desk Top Basic" and to the purchase price of any Solution Upgrades selected by the employee.

               PeoplePC will share with Ford all relevant information and documents concerning any communications with or requests for information from state or local sales tax authorities, and consult with Ford regarding the appropriate approaches toward resolving and minimizing sales tax liabilities in each state. Any such information and documents will be submitted to Ford for its review, prior to releasing the
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         requested data to the applicable taxing authority. PeoplePC agrees to provide Ford with notice of all proposed sales tax assessments received as a result of any audit, examination, or other actions of any state or local taxing authority which may result in an assessment of sales tax, at least 30 days prior to any expiration of applicable statutory appeal deadlines or at least 30 days before any proposed resolution of an assessment which may occur before the issuance of a statutory assessment. Except in the case of Direct Pay states (see next paragraph), reimbursement of any tax assessment will be contingent upon final proof of payment of the assessed tax by PeoplePC. The parties will cooperate to promptly resolve all sales tax issues resulting from sales made under the Master Agreement.

               Ford will issue to PeoplePC copies of Ford's Direct Pay Permits for the following states: Georgia, Illinois, Indiana, Kentucky, Michigan, Minnesota, Missouri, New Jersey, New York, Ohio, Tennessee, and Virginia. Pursuant to the direct pay authority granted to it by these states, Ford has responsibility for any use taxes due and PeoplePC may rely on the Direct Pay Permits in not billing sales taxes on transactions with Ford."

         5. During the Term of the Master Agreement, Ford will place PeoplePC's "smiley face" logo (in the expanded form incorporating the name "PeoplePC") on the following components of the enrollment materials that Ford sends to Eligible
Employees: front outside of envelope and letter or principal communication addressed to Eligible Employee. The logo will be printed in a reasonably prominent font size and position. At least 15 days prior to the first printing of such enrollment materials, and each time the font size, position, or appearance of the logo is changed, Ford will deliver such materials to PeoplePC for its review and approval, which approval will not be unreasonably withheld. PeoplePC represents and warrants that it owns or has the right to authorize Ford to use the logo in such fashion. PeoplePC shall provide Ford with proof that it has the right to use the logo in each country in which Ford delivers enrollment materials to Eligible Employees. "Proof" shall consist either of evidence of trademark registration or other document demonstrating such right to use, or the opinion of PeoplePC's counsel that PeoplePC has such right to use. Such opinion of counsel will be in a form approved by Ford, such approval not to be unreasonably withheld. In the absence of such proof for a particular country, Ford will have no obligation to use the logo on such materials in that country. PeoplePC will indemnify Ford for and hold it harmless from any loss, damage, judgment, expense, including reasonable counsel fees, settlement or recovery arising from or related to any breach or alleged breach of any of the foregoing warranty.

         6.  References.
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               a.  Within fifteen business days after the effective date of this
Third Amendment, Ford shall provide to PeoplePC (i) a letter of appreciation from Marv Adams in mutually acceptable form and (ii) written, not-unfavourable, and substantive comments that PeoplePC may use to describe its participation in the FECP. PeoplePC may show to others the letter of appreciation; provided, that PeoplePC does not edit or redact the letter. Upon notice to Ford in each instance, PeoplePC may use the substantive comments from Ford through April 4, 2003 in printed marketing materials; provided, that Ford approves of the comments in the context of the particular marketing materials. Ford shall have three business days from receipt hereof to approve or disapprove of use of the comments in context; if Ford does not respond in writing or
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by email to PeoplePC within three days from receipt thereof of such notice, Ford will be deemed to have approved of such usage. PeoplePC is required to use each substantive comment in its entirety, without summarizing, abbreviating, adding to, or modifying the comment in any way.

          b. PeoplePC may also, from time to time, request additional references from Ford regarding PeoplePC's performance under the Master Agreement. Such requests shall be directed to Dan Criscenti or a successor designated by Ford. Ford will not unreasonably refuse to accommodate such requests.

     7.  No Other Modifications.  Except as provided above, the terms and
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conditions of the Master Agreement remain unchanged. In the event of any inconsistency or conflict between the terms and conditions of the Master Agreement and the terms and conditions of this Amendment No. 3, the terms and condition of this Amendment No. 3 will control. Where applicable, the defined terms in the Master Agreement will have the same meaning in this Amendment No. 3.


     IN WITNESS WHEREOF, the parties have caused this Third Amendment to be duly executed by an authorized representative to be effective as of the date first written above.

FORD MOTOR COMPANY                    PEOPLEPC, INC.


By:  _____________________________    By:  ________________________________


Its:  ____________________________    Its:  ________________________________


By: ______________________________


Its: _____________________________